UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No. )

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Nikola Corporation
(Name of Registrant as Specified In Its Charter)

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July 22, 2022

VOTE NOW for Proposal 2: Voting Deadline Extended to 11:59 p.m. ET on August 1

Vote by Phone at (855) 935-2562 or Online at www.proxyvote.com

Dear Nikola Stockholders,

We need your help. On July 18, 2022, we again adjourned our 2022 Annual Meeting of Stockholders to allow additional time to secure the less than 0.5% of the outstanding shares needed to be voted in favor to approve Proposal 2. Voting now remains open until 11:59 p.m., Eastern Time on August 1, 2022, and we urge you to VOTE IMMEDIATELY!

We are almost there. Because Proposal 2 requires a majority of all outstanding common stock to pass, stockholders who don’t vote are effectively voting against Proposal 2.

Every single vote matters. Nikola has a diverse stockholder base with many investors that hold small positions in the company. You can play a key role in supporting Nikola’s business objectives and advancing our vision of a zero-emissions future, but you need to vote. Even if you own a handful of shares, your vote is important!

Approving Proposal 2 would allow us to increase the authorized number of common shares from 600 million to 800 million, providing more flexibility to support the future growth and development of our business.

VOTE NOW TO SUPPORT NIKOLA:
•By Phone: Please call Alliance Advisors, Nikola’s proxy solicitor, toll-free, at (855) 935-2562. International voters can call 1-(207) 607-7123.
◦Retail investors, including individual stockholders who purchased shares through app-based brokers, should call the relevant number above.
•By Internet: Vote at www.proxyvote.com using your control number by following the instructions shared by your broker, bank or other nominee.
◦If you are a Robinhood holder, you can vote your shares at www.proxypush.com and follow the instructions you have received.

You may be contacted directly by Alliance Advisors, so be sure to answer the call and vote your shares.

VOTE NOW. Stockholders as of the close of business on April 4, 2022, should vote your shares even if you no longer own them. The annual meeting will be held virtually on August 2, 2022, at 3:00 p.m. Pacific Time at www.virtualshareholdermeeting.com/NKLA2022 via live audio webcast.

On behalf of all of us at Nikola, we thank you for your continued support and belief in our vision of a zero-emissions future.

Sincerely,

Mark Russell, Chief Executive Officer and President